Exhibit 99.2

SUBORDINATION AGREEMENT

THIS SUBORDINATION AGREEMENT (this “Agreement”), dated as of August 29, 2003, is among RevCare, Inc., a Nevada corporation (the “Borrower”), FBR Financial Services Partners, L.P. (the “Senior Lender”), and Russell and Suzette Mohrmann (the “Subordinate Lenders”).

R E C I T A L S

A.            The Senior Lender previously made loans to the Borrower in the aggregate original principal amount of One Million Six Hundred Thousand Dollars ($1,600,000.00) (the “Original Senior Loans”).  The Original Senior Loans are evidenced by, among other things, promissory notes issued by the Borrower in favor of the Senior Lender (the “Original Senior Notes”).

B.            The Subordinate Lenders previously made loans to the Borrower (the “Subordinate Indebtedness”), which loans are evidenced by among other things, promissory notes issued by the Borrower in favor of the Subordinate Lenders, which notes have been exchanged for certain assets of the Borrower and have been restructured into an Amended and Restated Note dated August 29, 2003 (the “New Mohrmann Note”).

C.            Russell Mohrmann and Manuel Occiano made a loan to the Borrower pursuant to that certain promissory note dated September 28, 2001, as amended (the “Mohrmann/Occiano Note”).  The New Mohrmann Note and the Mohrmann Note shall collectively be referred to herein as the “Subordinate Notes”).

D.            As a condition precedent to the making of the Original Senior Loans, the Senior Lender required the Subordinate Lenders (i) in some cases, to subordinate the Subordinate Lenders’ rights to receive any payments under certain of their notes to the Senior Lender’s right to receive payments under the Original Senior Notes and (ii) in other cases, to agree that payments would be paid on a pro rata basis among the lenders.

E.             The Senior Lender has agreed to make an additional loan to Borrower in the amount of One Million Dollars ($1,000,000) (the “Additional Senior Loan”).  The entire amount of all indebtedness owed to the Senior Lender by the Borrower, including accrued but unpaid interest, will be evidenced by two new Secured Convertible Promissory Notes (the “New Senior Notes”) issued by the Borrower in favor of the Senior Lender in the form attached hereto as Exhibit A.

F.             As a condition precedent to the making of the Additional Senior Loan, the Senior Lender has required the Subordinate Lenders to subordinate, on the terms and subject to the conditions of this Agreement, the Subordinate Lenders’ rights to receive any payments under the Subordinate Notes to the Senior Lender’s right to receive payments under the New Senior Notes, as well as to certain additional Senior Indebtedness as permitted below.

AGREEMENTS

1.             Subordination.Payment and Lien Subordination.  The Subordinate Lenders agree that their rights to receive any payments under the Subordinate Notes shall be subordinated to the following (collectively referred to herein as the “Senior Indebtedness”):

(a)           The Senior Lender’s right to receive payments under the New Senior Notes and any renewals, modifications or extensions thereof (including those which increase the loan amount or interest rate, extend the maturity date or change any of the terms and conditions of the Senior Notes);

(b)           Rob and Barbara Perez’s right to receive payments under that certain Amended and Restated Secured Promissory Noted dated August 29, 2003, and any renewals, modifications or extensions thereof (including those which increase the loan amount or interest rate, extend the maturity date or change any of the terms and conditions thereof); and

(c)           The right of any lender(s) to receive payments under any debt or convertible debt instruments issued by the Borrower, whether secured or unsecured, in an aggregate principal amount not to exceed $5,000,000, which may be issued by the Borrower at any time over the next four (4) years, with a maturity not to exceed eight (8) years from the date hereof.

The Subordinate Lenders and the Borrower acknowledge and agree that until payment in full of the Senior Indebtedness, (i) no payments shall be made to the Subordinate Lenders for any sums due with respect to the Subordinate Indebtedness other than payments made in accordance with Section 1.2, and in the event any such payments are made to the Subordinate Lenders, such payments shall be collected, enforced and received by the Subordinate Lenders as trustee for the Senior Lender (or such other senior lenders as may be applicable) and shall promptly be paid to the Senior Lender (or the applicable lender) for application against the Senior Indebtedness as the Senior Lender (or the applicable lender) may direct and (ii) the Subordinate Lenders may not take any action to enforce any security interest held by the Subordinate Lenders with respect to the Subordinate Indebtedness, it being acknowledged that as of the date hereof, all security interests held by the Subordinate Lenders have been terminated.  The Subordinate Lenders shall note on their books and records and on the face of the Subordinate Notes that the Subordinate Notes are subject to the terms and conditions of this Agreement.

1.2           Permitted Payments.  For so long as no event of default, as defined in the loan documents issued with respect to any Senior Indebtedness (“Event of Default”), has occurred and is continuing, the Borrower may continue to make regularly scheduled payments to the Subordinate Lenders in accordance with the terms of the Subordinate Notes.  The Borrower will not make any prepayments of amounts owing to the Subordinate Lenders without the approval of the Senior Lender and/or the Senior Lender’s designee.  Upon the occurrence of an Event of Default, and for so long as such Event of Default has not been waived or cured, the Borrower shall not make, and no Subordinate Lender shall accept, any payment except as shall pay all Senior Indebtedness in full in accordance with its terms.

2.             Termination.  All rights and obligations of the Senior Lender and the Subordinate Lenders hereunder shall terminate upon the payment in full of the Senior Indebtedness.

3.             Other Provisions.

3.1           Invalidity of any Provision.  If any provision of this Agreement is invalid, illegal, or unenforceable, such provision shall be considered severed from the rest of this Agreement and the remaining provisions shall continue in full force and effect as if the invalid provision had not been included.

3.2           Conflict.  If similar or overlapping rights or remedies are granted to the lenders under the Subordinate Notes and the Senior Indebtedness, the terms and provisions of the Senior Indebtedness will prevail and control in all respects, and the Senior Lender shall have a superior right to exercise such right or remedy.

3.3           Inurement.  This Agreement inures to the benefit of and is binding upon the parties hereto and their respective heirs, successors and assigns.

3.4           Governing Law.   This Agreement is construed by and governed in accordance with the laws of the State of California.

3.5           Counterparts.   This Agreement may be executed in multiple counterparts and the signature page (s) and acknowledgments assembled into one original document for recordation, and the validity hereof shall not be impaired by reason of such execution in multiple counterparts.

IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above.

Senior Lender:	FBR Financial Services Partners, L.P.

	By:	/s/ George L. McCabe, Jr.
	Name:	George L. McCabe, Jr.
	Its:	Managing Director

Borrower:	RevCare, Inc.

	By:	/s/ Manuel Occiano
	Name:	Manuel Occiano
	Its:	President

Subordinate Lenders:

/s/ Russell Mohrmann
Russell Mohrmann

/s/ Suzette Mohrmann
Suzette Mohrmann